CLARION

PARTNERS

Report of Management on Compliance

We, as members of management of Clarion Partners, LLC (the "Company"), are responsible for complying with the requirements of Section 3 of the Pooling and Servicing Agreement for the J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass Through Certificates Series 2002 C3 ("the Agreement"). We also are responsible for establishing and maintaining effective internal control over compliance with the requirements of Section 3 of the Agreement. We have performed an evaluation of the Company's compliance with the requirements of Section 3 of the Agreement as of December 31, 2002 and for the period from December 23, 2002 to December 31, 2002. Based on this evaluation, we assert that for the period from December 23, 2002 to December 31, 2002, the Company complied with all of the requirements of Section 3 of the Agreement.

March 13, 2003 Clarion Partners, LLC

a New York limited liability

company, its authorized agent

By: J. Michael O'Brien

J. Michael O'Brien

Authorized Person

335 Madison Avenue

New York, NY 10017

Tel 212.883.2500

Fax 212.883.2700

www.clarionp.com

ING CLARION